Exhibit 10.1

FRANKLIN BANK CORP.

Summary of Audit Committee Chair Compensation Arrangement

     On May 4, 2005, the Compensation Committee of Franklin Bank Corp. (the “Company”) approved the compensation arrangement for the Chair of the Bank’s Audit Committee, Mr. James Howard. Mr. Howard will receive an annual retainer of $35,000 during 2005 and 2006 for serving in that capacity. All other committees chair's retainers and committee and director meeting fees remain the same.

     Members of the Boards of Directors of the Company and the Bank who are not employees of the Company or the Bank participate in a long-term incentive plan. On May 9, 2005, each non-employee director received a grant of options to purchase 10,000 shares of common stock. These options are 60% vested on the date of the grant, with the balance vesting after five years.